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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE TO/A

            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 3)

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                        Farmers Capital Bank Corporation
                       (Name of Subject Company (Issuer))

                    Farmers Capital Bank Corporation (Issuer)
(Name of Filing Persons (Identifying Status as Offeror, Issuer or Other Person))

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                     Common Stock, par value $.125 per share
                         (Title of Class of Securities)

                                     309562
                      (CUSIP Number of Class of Securities)

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                               G. Anthony Busseni
                      President and Chief Executive Officer
                        Farmers Capital Bank Corporation
                              202 West Main Street
                                  P.O. Box 309
                            Frankfort, KY 40602-0309
                                 (502) 227-1668
            (Name, Address and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)

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                                    Copy to:

                            J. David Smith, Jr., Esq.
                             Richard H. Mains, Esq.
                             Stoll Keenon Ogden PLLC
                           300 W. Vine St., Ste. 2100
                            Lexington, KY 40507-1801
                                 (859) 231-3000

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|_|   Check the box if any part of the fee is offset as provided by Rule
      0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: ________________            Filing Party: ______________

Form or Registration No. _______________            Date Filed: ________________

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes below to designate any transactions to which the statement relates:

            |_|   third-party tender offer subject to Rule 14d-1.
            |X|   issuer tender offer subject to Rule 13e-4.
            |_|   going-private transaction subject to Rule 13e-3.
            |_|   amendment to Schedule 13D under Rule 13d-2.

      Check the following box if the filing is a final amendment reporting the results of the tender offer: |X|

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This Amendment No. 3 amends and supplements the Tender Offer Statement on
Schedule TO originally filed with Securities and Exchange Commission on July 19, 2007 ("Schedule TO"), as amended, relating to the issuer tender offer by Farmers Capital Bank Corporation, a Kentucky corporation ("Farmers Capital" or the "Company"), to purchase up to 550,000 shares of common stock, par value $0.125 per share (the "Shares"), or such lesser number of Shares as are properly tendered and not properly withdrawn, at prices between $31.00 and $35.00 per share, without interest. Farmers Capital's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 19, 2007 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), copies of which were previously filed as Exhibits (a)(1)(i) and
(a)(1)(ii), respectively, to the Schedule TO and which are incorporated herein by reference, except that such information is hereby amended and supplemented to the extent specifically provided herein.

Item 11. Additional Information

      Item 11(b) of the Schedule TO is hereby amended and supplemented by inserting at the end thereof the following:

      On August 23, 2007, the Company issued a press release announcing the final results of the Offer, a copy of which is filed as Exhibit (a)(5)(iv) to the Schedule TO and is incorporated by reference herein.

ITEM 12. Exhibits.

Item 12 is hereby amended and supplemented by adding the following exhibit:

(a)(5)(iv)Press Release issued by Farmers Capital Bank Corporation, dated August 23, 2007 (filed herewith).

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                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 23, 2007

                                                FARMERS CAPITAL BANK CORPORATION


                                                By: /S/ G. ANTHONY BUSSENI
                                                    ----------------------------
                                                    G. Anthony Busseni
                                                    President and Chief
                                                    Executive Officer

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                                INDEX TO EXHIBITS

(a)(1)(i)         Offer to Purchase, dated July 19, 2007.*
(a)(1)(ii)        Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).*
(a)(1)(iii)       Notice of Guaranteed Delivery.*
(a)(1)(iv)        Letter to Brokers, Dealers, Banks, Trust Companies and other
                  Nominees.*
(a)(1)(v)         Letter to Clients for use by Brokers, Dealers, Banks, Trust
                  Companies and other Nominees.*
(a)(1)(vi)        Letter to Shareholders, dated July 19, 2007, from G. Anthony
                  Busseni, President and Chief Executive Officer of Farmers
                  Capital Bank Corporation*
(a)(1)(vii)       Letter to Participants in Farmers Capital Bank Corporation's
                  Employee Stock Purchase Plan*
(a)(1)(viii)      Agent Plan Administrator Direction Form (Transmittal - ESPP)*
(a)(2)            None.
(a)(3)            Not applicable.
(a)(4)            Not applicable.
(a)(5)(i)         Press Release issued by Farmers Capital Bank Corporation,
                  dated July 19, 2007.*
(a)(5)(ii)        Press Release issued by Farmers Capital Bank Corporation,
                  dated August 15, 2007.**
(a)(5)(iii)       Press Release issued by Farmers Capital Bank Corporation,
                  dated August 17, 2007.***
(a)(5)(iv)        Press Release issued by Farmers Capital Bank Corporation,
                  dated August 23, 2007.****
(b)(i)            Indenture, dated as of August 14, 2007, between Farmers
                  Capital Bank Corporation and Wilmington Trust Company, as
                  Trustee (incorporated by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K filed with the Commission on August 15, 2007 [File No. 000-14412]).
(b)(ii)           Guarantee Agreement, dated as of August 14, 2007, between
                  Farmers Capital Bank Corporation, as Guarantor, and Wilmington
                  Trust Company, as Guarantee Trustee (incorporated by reference to Exhibit 99.3 of the Company's Current Report on Form 8-K filed with the Commission on August 15, 2007 [File No.
                  000-14412]).
(b)(iii)          Declaration of Trust of Farmers Capital Bank Trust III, dated as of August 10, 2007 (incorporated by reference to Exhibit
                  99.4 of the Company's Current Report on Form 8-K filed with the Commission on August 15, 2007 [File No. 000-14412]).
(b)(iv)           Amended and Restated Declaration of Trust of Farmers Capital
                  Bank Trust III, dated as of August 14, 2007 (incorporated by reference to Exhibit 99.5 of the Company's Current Report on Form 8-K filed with the Commission on August 15, 2007 [File
                  No. 000-14412]).
(d)(i)            Farmers Capital Bank Corporation's Non-Qualified Stock Option
                  Plan (incorporated herein by reference to Appendix A to the Company's Proxy Statement filed with the Commission on March
                  31, 1998 [File No. 000-14412]).
(d)(ii)           Form of Farmers Capital Bank Corporation Nonqualified Stock
                  Option Agreement.*
(d)(iii)          Farmers Capital Bank Corporation Employee Stock Purchase Plan
                  (incorporated herein by reference to Exhibit 10 to the Company's Form S-8 [Reg. No. 333-116801] filed with the
                  Commission on June 24, 2004).
(g)               Not applicable.
(h)               Not applicable.

*     Previously filed with Schedule TO on July 19, 2007.
**    Previously filed with Schedule TO/A on August 15, 2007.
***   Previously filed with Schedule TO/A on August 17, 2007.
****  Filed herewith.